UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2015

ADVANCED BIOENERGY, LLC

(Exact name of Registrant as Specified in Charter)

Delaware	000-52421	20-2281511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Norman Center Drive Suite 610 Bloomington, MN	55437
(Address of Principal Executive Offices)	(Zip Code)

763-226-2701

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Advanced BioEnergy, LLC (the “Company’) and other Company unitholders and directors are parties to a 2009 Voting Agreement, originally dated as of August 28, 2009 and subsequently amended, (“Voting Agreement”) that, among other things, requires the parties to the Voting Agreement to nominate, recommend and vote for election to the Board two designees of Hawkeye Energy Holdings, LLC (“Hawkeye Energy”), two designees of Clean Energy Capital, LLC (and its predecessor companies) (“CEC”), and the Chief Executive Officer of the Company. Each of Hawkeye Energy and CEC are parties to the Voting Agreement.

On January 8, 2015, Bruce Rastetter resigned as a director of Advanced BioEnergy, LLC (the “Company”). Mr. Rastetter had served as one of two director designees of Hawkeye Energy. On January 8, 2015, the Board appointed J. D. Schlieman as a director of the Company effective immediately. Mr. Schlieman is a designee of Hawkeye Energy. Mr. Schlieman retired in 2011 as President of Hawkeye Energy.

On January 8, 2015, the Board of Directors also appointed Charles Miller as a director of the Company. Mr. Miller is a designee of CEC on the Board of Directors. Mr. Miller is senior managing director of Tigris Financial Partners and also serves as senior managing director of CEC.

The Board appointed Mr. Schlieman as a member of its Risk Management Committee, and appointed Mr. Miller as a member of its Audit Committee and as a member and Chair of its Risk Management Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BIOENERGY, LLC

By:	/s/ Richard R. Peterson
Richard R. Peterson
President, Chief Executive Officer and
Chief Financial Officer

Date: January 14, 2015